AMENDMENT DATED OCTOBER 10, 2002
                                TO THE BYLAWS OF
                         FRANKLIN CUSTODIAN FUNDS, INC.
                               (THE "CORPORATION")

WHEREAS, Article XII, Section 2 of the Bylaws provides that the Bylaws may be amended by the Board of Directors at any regular or special meeting by the affirmative vote of a majority of the entire Board; and

WHEREAS, by resolution dated October 10, 2002 at a meeting of the Board, the Board unanimously authorized the Bylaws to be amended as set forth below.

NOW, THEREFORE, the Bylaws are hereby amended as follows:

1. The first sentence of Article V, Section 1 is replaced in its entirety as follows:

      The board of directors may elect a Chairman of the Board, a Chief Executive Officer - Investment Management, a Chief Executive Officer - Finance and Administration, a President, one or more Executive Vice-Presidents, one or more Vice-Presidents, a Secretary and a Treasurer, Assistant Secretaries, Assistant Treasurers, and such other officers as it may deem necessary.

2. The first sentence of Article V, Section 3 is replaced in its entirety as follows:

      The President shall be responsible for the general management of the affairs of the corporation, shall have the powers and duties usually incident to the office of President, except as specifically limited by appropriate resolution of the board of directors, and shall have such other powers and perform such other duties as may be assigned to him by the board of directors.

3. The following Sections are added to Article V:

      Section 12. CHIEF EXECUTIVE OFFICER - INVESTMENT MANAGEMENT. The Chief Executive Officer - Investment Management shall be responsible for the portfolio investments of the corporation, and shall have such other powers and duties as may be prescribed by the board of directors or these Bylaws.

      Section 13. CHIEF EXECUTIVE OFFICER - FINANCE AND ADMINISTRATION. The Chief Executive Officer - Finance and Administration shall be the principal executive officer of the corporation, shall be responsible for the financial accounting and administration of the corporation, and shall have such other powers and duties as may be prescribed by the board of directors or these Bylaws.

Adopted and approved as of October 10, 2002 pursuant to authority delegated by the Board.


/s/ Steven J. Gray
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[Signature]

Steven J. Gray
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[Name]

Assistant Secretary
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[Title]